Exhibit 99.1

Contacts:
Elaine Gosnell	Chuck Burgess
Centerplate	The Abernathy MacGregor Group
864-597-0142	212-371-5999
elaine.gosnell@centerplate.com	clb@abmac.com

                    FOR IMMEDIATE RELEASE

CENTERPLATE REPORTS 2003 YEAR-END RESULTS

- Net Sales Increase 7% -
- Expected Net Loss of $4.328 Million Due to Company’s Refinancing -

SPARTANBURG, S.C., February XX, 2004 – Centerplate (AMEX: CVP; TSX: CVP.un), the tradename for Volume Services America Holdings, Inc.’s operating businesses, and a leading provider of catering, concessions, merchandise and facilities management services, today reported financial results for the fourth quarter and fiscal year ended December 30, 2003. Net sales for the fiscal year grew nearly 7% to $616.1 million from $577.2 million for the fiscal year ended December 31, 2002. Adjusted earnings before interest, income taxes, depreciation and amortization (EBITDA) for fiscal year 2003 was $52,963,000, compared to $53,514,000 for fiscal year 2002. The decline in adjusted EBITDA was due primarily to a non-recurring return of funds to the company’s subsidiary, Service America Corporation, in fiscal 2002. Centerplate presents adjusted EBITDA because covenants in the indenture governing the company’s subordinated notes contain ratios based on this measure. A reconciliation of adjusted EBITDA to net income or loss is included in the attached tables. For full-year 2003, Centerplate reported a net loss of $4,328,000 versus income of $4,496,000 in 2002 as a result of the company’s refinancing.

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     “We are pleased to report increased net sales due to new accounts and playoff activity in the professional leagues we serve,” said Larry Honig, Centerplate’s chairman and chief executive officer. “However, as expected, we reported a net loss for the year as a result of increased interest and other expenses related to our tender for existing high-yield notes and the refinancing of our previous debt. Because of the nature of our business and the structure of our Income Deposit Securities (IDSs), we focus our efforts on achieving stable cash flows that will enable us to pay dividends and interest on the IDSs rather than maximizing net income growth. As previously announced, Centerplate will make its third distribution to IDS holders in accordance with its announced intention to make distributions at the annual rate of approximately $1.56 per IDS.

     “We are proud to be one of the largest providers of food and beverage services to sports facilities, convention centers and other entertainment venues in the United States, based on the number of facilities we serve,” Mr. Honig continued. “We serve a large and diversified client base of more than 125 facilities, and we typically operate under exclusive long-term contracts with our clients. We offer full-service capabilities with a reputation for high-quality food and beverage products and services, and we employ an experienced management team. In addition, we have identified four areas of strategic focus and growth opportunities: further penetrate the mid-size account market, extend our suite and club-level seat catering service, build the facilities management business, and offer a variety of branded products to our clients.”

     For the fourth quarter of fiscal 2003, Centerplate reported net sales of $131.8 million, an increase of 3% from $127.8 million in the fourth quarter of 2002. Centerplate reported a net loss of $11,333,000 for the fourth quarter of 2003 versus a net loss of $2,258,000 for the comparable quarter in 2002. On a per share basis, Centerplate reported a net loss for fiscal 2003 of $0.30 per share versus net income of $0.33 per share for fiscal 2002, and net loss for the fourth quarter of 2003 of $0.70 per share versus a net loss of $0.17 per share for the fourth quarter of 2002. The increase in net losses in the fourth quarter and fiscal year ended

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December 30, 2003 was principally due to the refinancing expenses noted above, including a $5.3 million non-cash charge for the write-off of existing credit facility cost.

     Mr. Honig added, “We are proud to be the first to offer IDSs in the United States and are pleased to be listed on the American Stock Exchange and Toronto Stock Exchange.” Centerplate’s IDSs began trading on the American Stock Exchange on December 5, 2003, and on the Toronto Stock Exchange on December 8, 2003. The offering realized proceeds to the company of approximately $277 million, including the exercise of the over-allotment option. These proceeds have been or will be used to, among other things, repurchase shares of common stock from the existing investors, repurchase all of the outstanding senior subordinated notes of Volume Services America, Inc., VSAH’s wholly owned subsidiary (“VSA”) in a tender offer or through redemption, and repay all outstanding borrowings under VSA’s existing credit facility. Each IDS issued by the company comprises one share of common stock and a 13.5% subordinated note due 2013.

     Centerplate will discuss its fourth quarter and fiscal year 2003 financial results on a conference call at 4:30 PM EST on Monday, February 23, 2004. Interested parties may participate in the call by dialing 1-877-780-2271 approximately 10 minutes before the call is scheduled to begin. International callers should dial 1-973-582-2737. The call will also be broadcast live on the company’s website at www.centerplate.com. For individuals unable to participate in the conference call, a telephone replay will be available as of 6:30 PM Eastern Time on February 23, 2004 through midnight on February 27, 2004. The replay can be accessed domestically by dialing 1-877-519-4471. For international callers, the dial-in number is 1-973-341-3080. The passcode for the call is 4532160.

About Centerplate

     Centerplate, the tradename for Volume Services America Holdings, Inc.’s operating businesses, is a leading provider of catering, concessions, merchandise and facility management services for sports facilities, convention centers and other entertainment venues. Visit the company online at www.centerplate.com.

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The information contained in this news release, other than historical information, includes forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although Centerplate believes that the expectations reflected in such forward-looking statements are reasonable, the company can give no assurance that such expectations will prove to have been correct or that they will occur. Important factors beyond Centerplate’s control, including general economic conditions, consumer spending levels, adverse weather conditions and other factors, as well as the risks identified in the prospectus relating to the offering of IDSs, could cause actual results to differ materially from Centerplate’s expectations. Centerplate undertakes no obligation to update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

[Tables follow]

VOLUME SERVICES AMERICA HOLDINGS, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
AND COMPREHENSIVE INCOME (LOSS) (UNAUDITED)
(in thousands, except share data)

	Thirteen Weeks Ended		Fifty-two Weeks Ended
	December 30,	December 31,	December 30,	December 31,
	2003	2002	2003	2002
Net sales	$131,788	$127,801	$616,057	$577,162
Cost of sales	108,284	105,392	503,980	470,929
Selling, general and administrative expense	14,356	12,658	59,627	55,257
Depreciation and amortization	6,793	7,179	27,119	26,185
Transaction related expenses	2,120	597	2,120	597
Contract related losses	184	—	831	699

Income from operations	51	1,975	22,380	23,495

Interest expense, net	17,734	5,081	32,763	20,742
Other income, net	(28)	(110)	(55)	(1,556)

Income/(loss) before income taxes	(17,655)	(2,996)	(10,328)	4,309
Income tax benefit	(6,322)	(738)	(6,000)	(187)

Net income/(loss)	(11,333)	(2,258)	(4,328)	4,496
Other comprehensive income — foreign currency translation adjustment	124	20	668	27

Comprehensive income/(loss)	$(11,209)	$(2,238)	$(3,660)	$4,523

Basic net income (loss) per share	$(0.70)	$(0.17)	$(0.30)	$0.33

Dilutes net income (loss) per share	$(0.70)	$(0.17)	$(0.30)	$0.33

Weighted average shares	16,214,170	13,612,829	14,263,164	13,612,829

VOLUME SERVICES AMERICA HOLDINGS, INC.
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EARNINGS BEFORE INTEREST, INCOME TAXES,
DEPRECIATION, AND AMORTIZATION (UNAUDITED)
(in thousands)

	Thirteen Weeks Ended		Fifty-two Weeks Ended
	December 30,	December 31,	December 30,	December 31,
	2003	2002	2003	2002
Net income (loss)	$(11,333)	$(2,258)	(4,328)	$4,496
Income tax benefit	(6,322)	(738)	(6,000)	(187)

Income (loss) before income taxes	(17,655)	(2,996)	(10,328)	4,309
Adjustments:
Interest expense (1)	17,734	5,081	32,763	20,742
Depreciation and amortization	6,793	7,179	27,119	26,185

EBITDA	$6,872	$9,264	49,554	$51,236

Unusual item included in EBITDA:
Return of bankruptcy funds (2)	—	—	—	1,375
The following adjustments to EBITDA were made to compute Adjusted EBITDA:
EBITDA	$6,872	$9,264	$49,554	$51,236
Adjustments:
Transaction related expenses (3)	2,120	597	2,120	597
Contract related losses (4)	184	—	831	699
Non-cash compensation (5)	—	87	64	565
Management fees paid to affiliates of Blackstone and GE Capital (6)	82	104	394	417

Adjusted EBITDA (7)	$9,258	$10,052	$52,963	$53,514

(1)	Included in interest expense for the fourth quarter of 2003 and fiscal 2003 is a $5.3 million non-cash charge that resulted from the refinancing of our credit facility and $7.2 million in expenses related to the repurchase of existing high yield notes.

(2)	Service America (a subsidiary of Volume Services America Holdings, Inc.) received approximately $1.4 million from funds previously set aside to satisfy creditors pursuant to a plan of reorganization approved in 1993.

(3)	Transaction related expenses in fiscal 2003 include certain expenses associated with the issuance of the Income Deposit Securities. The fiscal 2002 costs relate primarily to expenses incurred in connection with the structuring and evaluation of financing and recapitalization strategies.

(4)	Contract related losses reflect non-cash charges incurred for the write-down of impaired assets for certain terminated and/or assigned contracts.

(5)	Non-cash compensation expenses are related to the revaluation of partnership units purchased by certain members of our management financed with nonrecourse loans.

(6)	Management fees represent fees paid to former majority owners for certain administrative and management functions.

(7)	Adjusted EBITDA as defined in the indenture governing our subordinated notes, is determined as EBITDA , as adjusted for transaction related expenses, contract related losses, other non-cash charges, and the annual management fee paid to affiliates of Blackstone and GE Capital, less any non-cash credits. Covenants in the indenture contain ratios based on this measure and among other things it is used by management to evaluate our ability to make interest and dividend payments.

VOLUME SERVICES AMERICA HOLDINGS, INC.
SELECTED CONSOLIDATED CASH FLOW DATA (UNAUDITED)
(in thousands)

	Thirteen Weeks Ended		Fifty-two Weeks Ended
	December 30,	December 31,	December 30,	December 31,
	2003	2002	2003	2002
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(11,333)	(2,258)	$(4,328)	$4,496
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	6,793	7,179	27,119	26,185
Amortization of deferred financing costs	5,833	358	6,906	1,431
Contract related losses	184	—	831	699
Noncash compensation	—	87	64	565
Deferred tax change	(6,158)	(551)	(5,836)	—
Other	124	20	668	27
(Gain) loss on disposition of assets	(5)	109	(69)	70
Changes in assets and liabilities:	(13,693)	(14,359)	1,804	5,100

Net cash provided by (used in) operating activities	(18,255)	(9,415)	27,159	38,573
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(1,602)	(2,279)	(7,904)	(9,901)
Proceeds from sale of property, plant and equipment	585	128	585	2,515
Purchase of location contracts	(2,532)	(1,756)	(16,029)	(37,660)

Net cash used in investing activities	(3,549)	(3,907)	(23,348)	(45,046)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long-term borrowings	65,000	—	65,000	—
Proceeds from issuance of stock	171,715	—	171,715	—
Proceeds from issuance of subordinated notes	105,245	—	105,245	—
Retirement of existing long-term borrowings	(109,538)	(288)	(110,400)	(1,150)
Principal payments on capital lease obligations	—	—	—	(267)
Net borrowings (repayments) — revolving loans	(1,000)	15,000	(11,000)	2,250
Payment of existing subordinated notes	(87,750)	—	(87,750)	—
Repurchase of stock	(71,440)	—	(71,440)	—
Payment of financing costs	(12,837)	—	(12,837)	—
Payment of debt issuance costs	(18,957)	—	(18,957)	—
Increase in restricted cash	(22,048)	—	(22,048)	—
Increase (decrease) in bank overdrafts	(862)	(1,380)	1,282	968
Loans to related parties	—	(96)	(66)	(96)

Net cash provided by financing activities	17,528	13,236	8,744	1,705

INCREASE/(DECREASE) IN CASH	(4,276)	(86)	12,555	(4,768)
CASH — BEGINNING OF PERIOD	27,205	10,460	10,374	15,142

CASH — END OF PERIOD	$22,929	$10,374	$22,929	$10,374

VOLUME SERVICES AMERICA HOLDINGS, INC.
SELECTED CONSOLIDATED BALANCE SHEET DATA (UNAUDITED)
(in thousands)

	December 30,	December 31,
	2003	2002
ASSETS
Current assets	$74,771	$45,662
Property and equipment, net	52,751	56,059
Contract rights, net	101,512	101,702
Cost in excess of net assets acquired	46,457	46,457
Deferred financing costs, net	13,017	7,086
Other assets	32,117	23,226

TOTAL ASSETS	$320,625	$280,192

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$75,030	$56,478
Long-term debt	170,245	224,250
Other liabilities	4,944	4,732
Total stockholders’ equity	70,406	(5,268)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$320,625	$280,192